SUB-ITEM 77Q3

AIM LIBOR ALPHA FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER :        811-05426
SERIES NO.:          20

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A               $   524
        2    Dividends for a second class of open-end company shares
             (000's Omitted)
             Class C               $   233
             Class R               $     1
             Class Y               $    25
             Institutional Class   $     1

73A.         Payments per share outstanding during the entire current period:
             (form nnn.nnnn)
        1    Dividends from net investment income
             Class A                0.3640
        2    Dividends for a second class of open-end company shares
             (form nnn.nnnn)
             Class C                0.3431
             Class R                0.3430
             Class Y                0.3854
             Institutional Class    0.3850

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                 2,474
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class C                   796
             Class R                     4
             Class Y                   345
             Institutional Class         3

74V.    1    Net asset value per share (to nearest cent)
             Class A               $  8.88
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class C               $  8.89
             Class R               $  8.88
             Class Y               $  8.90
             Institutional Class   $  8.88